Exhibit 21.1

Subsidiaries of Rex Energy Corporation

at December 31, 2010

Name	Entity Type	Jurisdiction of Incorporation or Formation	Percentage Ownership
Rex Energy Rockies, LLC	Limited Liability Company	Delaware	100%
Rex Energy I, LLC	Limited Liability Company	Delaware	100%
Rex Energy Marketing, LLC	Limited Liability Company	Delaware	100	%(1)
Rex Energy Operating Corp.	Corporation	Delaware	100%
Rex Energy IV, LLC	Limited Liability Company	Delaware	100%
PennTex Resources Illinois, Inc.	Corporation	Delaware	100%
R.E. Gas Development, LLC	Limited Liability Company	Delaware	100%
Keystone Midstream Services, LLC	Limited Liability Company	Delaware	28	%(2)
RW Gathering, LLC	Limited Liability Company	Delaware	40	%(3)
Water Solutions Holdings, LLC	Limited Liability Company	Delaware	80%
Keystone Clearwater Solutions, LLC	Limited Liability Company	Delaware	80	%(4)
Cocoa Properties I, LLC	Limited Liability Company	Delaware	80	%(4)

(1)	Rex Energy Marketing, LLC is a wholly owned subsidiary of Rex Energy I, LLC.
(2)	R.E. Gas Development, LLC owns a 28% membership interest in Keystone Midstream Services, LLC.
(3)	R.E. Gas Development, LLC owns a 40% membership interest in RW Gathering, LLC.
(4)	Keystone Clearwater Solutions, LLC and Cocoa Properties I, LLC are wholly owned subsidiaries of Water Solutions Holdings, LLC. Rex Energy Corporation owns an 80% membership interest in Water Solutions Holdings, LLC.